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                                                                  EXHIBIT 99.2




                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON NOVEMBER 17, 2000



To the Shareholders of Peoples Ltd.:

         Notice is hereby given that a Special Meeting of Shareholders of Peoples Ltd., a Pennsylvania corporation, will be held at the Wyalusing Valley Fire Department Fire Hall, 2nd Street, Wyalusing, Pennsylvania 18853, on November 17, 2000, at 2:00 p.m. local time, for the following purposes:

         1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of June 22, 2000, between Peoples Ltd. and Citizens & Northern Corporation, a Pennsylvania corporation. A copy of this agreement is included as Annex A to the accompanying proxy statement/prospectus. Pursuant to this agreement, among other things, Peoples would be merged with and into Citizens & Northern, and the outstanding shares (other than dissenting shares) of common stock of Peoples would be converted into a combination of shares of the common stock of Citizens & Northern and the right to receive cash;

         2. To vote on the adjournment of the Peoples Ltd. special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve and adopt the Agreement and Plan of Merger.

         3. To transact any other business as may properly come before the special meeting or any adjournments or postponements of the meeting.

         The Board of Directors of Peoples fixed October 6, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at this special meeting and any adjournments or postponements of the meeting.

         YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE. ANY SHAREHOLDER PRESENT AT THE SPECIAL MEETING OR AT ANY ADJOURNMENTS OR POSTPONEMENTS, MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING.

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         You may be entitled to assert dissenters' rights under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law in connection with the proposed merger. These dissenter's rights may give you the opportunity to receive the fair value of your shares of Peoples common stock in cash instead of having your shares converted in the merger into a combination of C&N common stock and the right to receive cash. In order to perfect your dissenter's rights, specific procedures under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law, included as Annex D of the enclosed proxy statement/prospectus, must be strictly followed.


                                    By order of the Board of Directors,



                                    ----------------------------------
                                    Secretary


Wyalusing, Pennsylvania
October 16, 2000



                        THE BOARD OF DIRECTORS RECOMMENDS
                          THAT YOU VOTE FOR THE MERGER.


         PLEASE DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.